EXHIBIT 23.6

(SPROULE ASSOCIATES LIMITED LETTERHEAD)

March 29, 2005

Burlington Resources Inc.
Ste. 2100, 717 Texas Avenue
Houston, Texas 77002-2712

Re: Consent

Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our review of the estimates of proved reserves of natural gas, oil and natural gas liquids that Burlington Resources Inc. attributed to its net interests in oil and gas properties located in Canada as of December 31, 2004, as set forth in our Opinion Letter dated January 11, 2005, which appears in the 2004 Annual Report of Burlington Resources Inc. on Form 10-K. We also consent to the reference to Sproule under the heading “Experts” in the Registration Statement.

Sincerely,
/s/ Ken H. Crowther
Ken H. Crowther, P. Eng.,
President